Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of VirtualScopics, Inc. on Form S-8 filed on November 29, 2007 (File Number 333-147718), October 1, 2009 (File Number 333-162253), and on Form S-3 filed on October 11, 2007 (File Number 333-146635) of our report dated March 28, 2011 with respect to our audits of the consolidated financial statements of VirtualScopics, Inc. and Subsidiary as of December 31, 2010 and 2009 and for the years then ended appearing in the Annual Report on Form 10-K of VirtualScopics, Inc. for the year ended December 31, 2010.

/s/ Marcum LLP

New York, New York
March 28, 2011